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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE

                                                            Media:
                                                            Joel Weiden
                                                            212-515-1970

                                                            Investors:
                                                            Doug Morris
                                                            212-515-1964

                  RELIANCE TO INCREASE RESERVES BY $332 MILLION

                Increase Based on Comprehensive Actuarial Review

NEW YORK - October 23, 2000 - Reliance Group Holdings (NYSE: REL) announced today that its Reliance Insurance subsidiary will increase loss and loss adjustment reserves in the third quarter by $332 million (including a required adjustment in unallocated loss adjustment expenses of approximately $66 million). This action follows receipt of the results of a comprehensive actuarial review by Tillinghast-Towers Perrin (Tillinghast) at the Company's request. The Company said that Tillinghast's review of the pattern of claims activity as of June 30, 2000, identified claims trends that have adversely developed in several lines of business, including assumed reinsurance and commercial automobile.

Reliance Insurance's net loss and loss adjustment expense reserves are approximately $3.5 billion.

Any statements in this communication which may be considered to be "forward looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 are subject to certain risks and uncertainties. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, those discussed or identified from time to time in the Corporation's public filings with the Securities and Exchange Commission, and more generally, to: general economic conditions, including changes in interest rates and the performance of the financial markets; changes in domestic and foreign laws, regulations and taxes; changes in competition and pricing environments; and regional or general changes in asset valuations.

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